Exhibit 4.1

AMENDMENT

TO

AMENDED AND RESTATED

PREFERRED STOCK RIGHTS AGREEMENT

This AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT (the “Amendment”) is entered into as of the 20th day of March, 2005, between Pinnacle Systems, Inc., a California corporation (the “Company”), and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.) (the “Rights Agent”). Capitalized terms not defined herein shall have the meanings given them in the Rights Agreement (as defined below).

RECITALS

WHEREAS, pursuant to that certain Amended and Restated Preferred Stock Rights Agreement dated as of October 20, 2004 between the Company and Mellon Investor Services LLC f/k/a ChaseMellon Shareholder Services, L.L.C. (the “Rights Agreement”), the Board on December 12, 1996 (i) authorized the issuance and declared a dividend of one right (a “Right”) for each share of the Common Stock of the Company outstanding as of the close of business on December 27, 1996, each Right representing the right to purchase one one-thousandth (0.001) of a share of Series A Participating Preferred Stock of the Company upon the terms and subject to the conditions set forth in the Rights Agreement, and (ii) further authorized the issuance of one Right with respect to each share of Common Stock of the Company that shall become outstanding between the Record Date and the earlier of the Distribution Date and the Expiration Date (as such terms are defined in the Rights Plan) and in certain circumstances after the Distribution Date.

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the occurrence of a Distribution Date, the Company may amend any provision of the Rights Agreement.

WHEREAS, to the knowledge of the Board, there has been no occurrence of the Distribution Date.

WHEREAS, the Board has determined that it is in the best interest of the Company and its shareholders to amend the Rights Agreement as set forth herein immediately prior to and in connection with the execution of that certain Agreement and Plan of Merger by and among Avid Technology, Inc. (“Avid”), Highest Mountain Corporation (“Sub”) and the Company dated as of March 20, 2005, as the same may be amended from time to time (the “Merger Agreement”) pursuant to which, among other things, Sub shall merge with and into the Company (the “Merger”).

WHEREAS, the Company has requested that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, as set forth herein, and the Rights Agent is willing to amend the Rights Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1. The first sentence of Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

“(a) “Acquiring Person” shall mean any Person, who or which, together with all Affiliates and Associates of such Person, without the prior approval of the Board of Directors, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan.”

2. Section 1(q) of the Rights Agreement is hereby amended to read in its entirety as follows:

““Expiration Date” shall mean the earliest to occur of: (i) the Close of Business on the Final Expiration Date, (ii) the Redemption Date, (iii) the time at which the Board of Directors orders the exchange of the Rights as provided in Section 24 hereof, or (iv) immediately prior to the Effective Time (as defined in that certain Agreement and Plan of Merger dated as of March 20, 2005, as the same may be amended from time to time (the “Merger Agreement”) by and among Avid Technology, Inc., a Delaware corporation (“Avid”), Highest Mountain Corporation, a California corporation and wholly-owned subsidiary of Avid, and the Company) (the earliest of (i), (ii), (iii) or (iv) being referred to as the “Expiration Date”).”

3. The first paragraph of Section 26 of the Rights Agreement is hereby amended to read in its entirety as follows:

“Notice or demand authorized by this Agreement to be given or made by the Rights Agent or by the holder of record of any Rights Certificate or Right to or on behalf of the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

Pinnacle Systems, Inc.

280 North Bernardo Avenue

Mountain View, California 94043

Attention: Chief Executive Officer

with a copy to:

DLA Piper Rudnick Gray Cary US LLP

2000 University Avenue

Palo Alto, California 94

Attention:	Gregory M. Gallo, Esq.
Diane Holt Frankle, Esq.”

4. Section 35 of the Rights Agreement is hereby added as follows:

“35. Avid Transaction. Notwithstanding any provision of this Rights Agreement to the contrary, no Distribution Date, Shares Acquisition Date, flip-in or flip-over shall be deemed to have occurred, neither Avid nor any Affiliate or Associate of Avid shall be deemed to have become an Acquiring Person and no holder of Rights shall be entitled to exercise such Rights under or be entitled to any rights pursuant to Section 7(a), 11(a)(ii) or 13(a) of this Rights Agreement solely by reason of (x) the approval, execution, delivery or effectiveness of the Merger Agreement or (y) the consummation of the transactions contemplated under the Merger Agreement in accordance with the terms thereof (including, without limitation, the consummation of the Merger), provided that if, after March 20, 2005, Avid or any its Subsidiaries or any of their respective Affiliates or Associates becomes the Beneficial Owner of any shares of Common Stock of the Company (other than by reason of the approval, execution, delivery or effectiveness of the Merger Agreement or the consummation of any of the transactions contemplated thereby) the provisions of this Section 35 (other than this proviso) shall not be applicable.”

5. This Amendment shall be deemed effective as of March 20, 2005 as if executed by both parties on such date. Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.

6. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed themselves or by their respective duly authorized representatives as of the date first above written.

PINNACLE SYSTEMS, INC.

By:	/s/ SCOTT E. MARTIN
Name:	Scott E. Martin
Title:	Senior Vice President

MELLON INVESTOR SERVICES LLC

By:	/s/ JOSEPH W. THATCHER
Name:	Joseph W. Thatcher
Title:	Vice President

OFFICER’S CERTIFICATE

The undersigned, Scott E. Martin, the Senior Vice President of Pinnacle Systems, Inc., hereby delivers this Certificate pursuant to Section 27 of the Amended and Restated Preferred Stock Rights Agreement, dated as of October 20, 2004 (the “Rights Agreement”), between Pinnacle Systems, Inc., a California corporation (the “Company”), and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”).

The undersigned certifies that the proposed Amendment to Rights Agreement (the “Amendment”), the form of which is attached hereto as Annex A, is in compliance with the terms of Section 27 of the Rights Agreement.

The Company hereby directs the Rights Agent to execute and deliver the Amendment.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of March 20, 2005.

By:	/s/ SCOTT E. MARTIN
Name:	Scott E. Martin
Title:	Senior Vice President